AGREEMENT FOR PROFESSIONAL ENGAGEMENT

Agreement, made this 25th day of June, 2001 between Kaufman, Rossin & Co., a Florida Professional Association, with offices at 2699 South Bayshore Drive, Miami, Florida 33133, (hereinafter referred to as the Firm) and Safe Transportation Systems, Inc., doing business at 2700 North Military Trail, Suite 220, Boca Raton,, Florida 33431,(hereinafter referred to as the Client).

It is agreed as follows:

1.       SERVICES

a. The Firm will perform an audit of the financial statements of the Client for the year ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. If, in the course of the audit, the Firm discovers factors preventing it from issuing an unqualified opinion on these statements, it will promptly discuss the alternatives with the Client.

The audit of the financial statements will be performed in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation

b. The Firm will apply limited procedures to the condensed consolidated financial information of the Client in accordance with professional standards for a review of unaudited financial information for the quarters ended March 31,2001, June 30,2001 and September 30,2001. The Firm will not perform an audit of such condensed consolidated financial statements, the objective of which is the expression of an opinion regarding the Financial statements taken as a whole and, accordingly, will not express such an opinion on them.

The fundamental and primary responsibility for the accuracy of information filed with the Securities and Exchange Commission and disseminated among investors rests upon management. If requested, the Firm will render a report on the limited review procedures. Such reports may be included in the corresponding quarterly lO-QSBs, at the discretion of the Client, and will state that the Firm did not audit and does not express an opinion on such interim financial information. Accordingly, the degree of reliance on such reports should be restricted in light of the limited nature of the review procedures applied. The Firm will not be subject to the liability provisions of section II of the Securities Act of 1933 (the Act) for such reports on the unaudited interim financial information because those reports are not a "report" or & "part" of a registration statement prepared or certified by the Firm within the meaning of sections 7 and 11 of the Act.

If for any reason, the Firm is unable to complete the review of the Client's financial statements, the Firm will not issue a report on such statements as a result of this engagement.

c. The Firm will be available to read any registration and/or offering documents and other communication; with the Securities and Exchange Commission as they relate to the audited financial statements or associated accounting matters.

d. The Firm will be available to correspond with the Securities and Exchange Commision from time to time on behalf of, and at the request of the Client.

e. The Firm will be available to prepare all necessary Federal and State tax returns, as directed by the Client. f. The Firm will be available to consult with the Client concerning financial matters.

This engagement is contingent upon the Firm completing its client acceptance procedures including performing limited background check procedure relative to certain key officers and executives and communicating with the prior auditors.
These procedures will commence upon execution of this agreement. Should something come to the attention of the Firm preventing it from accepting the engagement, the Firm will communicate this timely to the Client.

If an extension of services appears to be required, the Firm will do so but only after consultation with the Client.

2.       TERM

This Agreement shall become effective immediately upon its execution, and shall terminate after the completion of all services described in Section I and payment of related charges,

It is recognized by the parties that outside the terms of the Agreement, the Firm is available to provide other services upon request by the Client. Such services shall be provided under the same terms and conditions as those covered by the Agreement unless documented by a separate Agreement.

If during the course of its engagement the Firm encounters circumstances which it believes may create a conflict of interest or conflict with the ethical standards of its profession, the Firm will inform the Client of its concerns. If these concerns cannot be adequately addressed to the Firm's satisfaction, or the Firm is compelled to do so by the professional standards of its profession, it may withdraw from the engagement. Additionally, the Firm revives the right to withdraw from the engagement should it encounter circumstances which conflict with the ethical standards of the Firm.

3.       CHARGES

Fees for this engagement will be based on the time spent by various members of the Firm's staff at regular professional rates which are presently as follows:

Partners                            $225-300
Managers and Supervisors            $130-225
Senior and Semi-Seniors             $90-120
Assistants                          $75-85

The Firm will also bill the Client for out-of-pocket costs and expenses incurred on this engagement. Any additional services such as assistance with examination by taxing or regulatory authorities, accounting services or consultation concerning financial matters requested during or after the term of this Agreement will also be billed at the regular professional ratios for such services. All service will be billed monthly and shall be payable within ten
(10) days of receipt of such billing. The Firm will be entitled to recover from the Client all reasonable attorneys fees and costs in connection with any litigation, regulatory investigation or inquiry that may arise out of this
Agreement. Additionally, so long as the Firm is not a party to such investigation or inquiry, the Client shall reimburse the Firm for its professional time and expenses. The Firm will require a retainer of $5,000 upon execution of the engagement letter. The Firm reserves the right to suspend or terminate its work due to nonpayment within term. In the event that the Firm's work is suspended or terminated as a result of nonpayment, or for any other reason the Client agrees that the Firm will not be responsible for the Client's failure to meet government and other filing deadlines, or for penalties or interest that may be assessed, or other damages that may be sustained by the Client or its owners, resulting from the Client's failure to meet said deadlines

4.       RESPONSIBILITIES

The services as described in Section la. are designed to provide reasonable, but not absolute, assurance of detecting errors or fraud that, in the Firm's judgment, could have a material effect on the financial statements taken as a whole. Because of the concept of reasonable assurance and because the Firm will not perform detailed examination of all transactions, there is a risk that material errors, fraud, or other illegal acts, may exist and not be detected by the Firm. An audit is not designed to detect error or fraud that is material to the financial statements. However, the Firm will inform the Client of any material errors and any fraud that comes to our attention. Due to the characteristics of fraudulent activity, particularly those involving forgery and collusion a properly designed and executed audit may not detect a material fraud.

The Client's management is responsible for establishing and maintaining a system of internal control sufficient to permit the preparation of Financial statements in conformity with generally accepted accounting principles. A sound system of internal control is also the best means of preventing or detecting errors, fraudulent financial reporting, and misappropriation of assets. The Client's management is also responsible for identifying and ensuring that the Client is in compliance with applicable laws and regulations. An audit includes obtaining an understanding of internal control sufficient to plan the audit and to determine the nature, timing and extent of audit procedures to be performed. An audit is not designed to provide assurance on internal control or to identify reportable conditions. However, the Firm is responsible for ensuring that the Client is aware of any reportable conditions which come to its attention.

The audit is intended for the benefit of the Client, its owners and management. The audit will not be planned or conducted in contemplation with respect to any specific transaction. Therefore, items of possible interest to a third party will not be specifically addressed or matters may exist that will be assessed differently by a third party, possibly in connection with a specific transaction. It is further understood that the audit report shall not be distributed to any lender, creditor, agency or other person or entity (specified user) except as specifically agreed to by the Firm.

Except in the case of the Firm's fraudulent behavior or willful misconduct, the Client agrees that the Firm shall have no liabilities to the Client, its owners, directors, agents, employees, controlling persons or security holders for any losses' claims, damages or liabilities arising out of or in connection with this engagement for any amount in excess of the total professional fees paid by the Client under this agreement for professional engagement. The Client agrees that it will not, directly or indirectly, agree to assign or transfer any claim against the Firm arising out of this engagement to anyone. The Client
acknowledges  its   responsibility   for  the  Fair  presentation  of  financial
statements.

The Client is responsible for making available to the Firm, upon request, all of the Client's original accounting records and related information. At the conclusion of the engagement, management will provide the Firm with a letter that confirms certain representations made during the audit. Because of the importance of oral and written management representations to an effective audit, the Client releases and indemnifies the Firm and its personnel from any and all claims, liabilities, costs and expenses attributable to any knowing misrepresentation by management.

If the Client intends to publish or otherwise reproduce the Financial statements together with the Firm's report (or otherwise make reference to the Firm) in a document that contains other information, the Client agrees to (a) provide the Firm with a draft of the document to read; and (b) obtain the Firm's written approval for inclusion of its report, before such document is distributed. The Client may wish to include the Firm's report on these financial statement in a registration statement proposed to be filed under the Investment Company Act of 1940 or the Securities Act of 1934 or in some other securities offering. You agree that the aforementioned audit report, or reference to our Firm, will not be included in any such offering without prior permission or consent. Any agreement to perform work in connection with an offering, including an agreement to provide permission or consent, will be a separate engagement.

5.       CLIENT ASSISTANCE

In order for the Firm to work as efficiently as possible, it is understood that the Client's staff will provide certain working papers, information, or documentation which shall be discussed with the Client's personnel. The services wilt be completed in as timely a manner as possible consistent with the conditions of the engagement.

6.       CONFIDENTIALITY  AND REQUEST FOR INFORMATION

With respect to financial, statistical and personnel relating to the Client's business which is confidential and which is submitted to or obtained by the Firm in order to carry out the Agreement, the Firm will instruct its personnel to keep such information confidential.

The Firm may receive requests for information in its possession arising out of this engagement. The requests may come from governmental agencies, courts or other tribunals. If permitted, the Firm will notify the Client of any request for information prior to responding. In certain proceedings an accountant-client privilege may exist. The Client agrees that the Firm if not under any obligation to assert any privilege to protect the release of information. The Client may, prior to the Firm's response to any request, initiate legal action to prevent or limit the Firm's response. Unless the Client promptly initiates such action after the Firm notifies the Client at its last known address as reflected in the Firm's files, the Firm will release the information requested.

In the event the Firm is requested or authorized by you or required by government regulation, subpoena, or other legal process to produce our working papers or our personnel as witnesses with respect to our engagement the Client will, so long as the Firm is not a party to the proceeding in which the information is sought, reimburse the Firm for its professional time and expenses, as well as the fees and expenses of the Firm's counsel incurred in responding to such a request. The Firm retains ownership of the working papers produced by it in connection with the performance of services under this agreement. Access to these working papers other than described above may be granted to others upon mutual approval of the Client and the Firm.

7.       ALTERNATIVE DISPUTE RESOLUTION

Parties to this engagement agree that any dispute that may arise regarding the meaning, performance, or enforcement of this agreement will, prior to resorting to litigation, be submitted to mediation upon the written request of any party to the engagement. All mediation initiated as a result of this engagement shall be administered by the American Arbitration Association. The results of this mediation shall be binding only upon agreement of each party to be bound. Costs of any mediation proceeding shall be shared equally by both parties This Agreement shall be governed and its terms construed in accordance with the laws of the State of Florida applicable to contracts to be performed in that State. The waiver by any party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. If any portion of this Agreement is held to be void, invalid, or otherwise unenforceable, whole 6r in pan, the remaining portions of this Agreement shall remain in effect. This Agreement supersedes all proposals, oral or written, and all other communications between the parties relating to the engagement subject matter.


KAUFMAN, ROSSIN & CO. P.A.                SAFE TRANSPORTATION SYSTEMS, INC.
2699 South Bayshore Drive                 2700 North Military Trail, Suite 220
Miami. Florida 33133                      Boca Raton. Florida 33431

By: /s/ Gerald Mukch                      By: /s/ Ian Pallett
--------------------                      -------------------
        Gerald Mukch, Vice President              Ian Pallett


June 25, 2001                             August 23, 2001